2400 First Indiana Plaza 135 North Pennsylvania Street Indianapolis, IN 46204-2452

The Board of Directors
 Duke Realty Corporation:

With respect to the accompanying registration statement, we acknowledge our awareness of the use therein of our reports dated April 25, 2001, July 25, 2001 and October 31, 2001 related to our reviews of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933 (the Act), such reports are not considered part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.

KPMG LLP Indianapolis, Indiana February 5, 2002